Exhibit 99.1

MIRATI THERAPEUTICS REPORTS SECOND QUARTER
FINANCIAL RESULTS

SAN DIEGO - August 1, 2018 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the second quarter ended June 30, 2018.

“In June we successfully completed a financing, with net proceeds of $130.7 million, enabling us to expand our sitravatinib and KRAS programs,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer. “We plan to present sitravatinib data at the 2018 European Society of Medical Oncologists Congress (ESMO) in October and to file our Investigational New Drug application (IND) for MRTX849, a potent and selective inhibitor of KRAS G12C, in the fourth quarter of 2018.”
Financial Results for the Second Quarter 2018

Cash, cash equivalents, and short-term investments were $260.2 million at June 30, 2018, compared to $150.8 million at December 31, 2017. In June 2018, we completed a public offering of our common stock and pre-funded common stock warrants with net proceeds of $130.7 million.
License and collaboration revenues for the six months ended June 30, 2018 were $9.5 million, compared to none in the same period of 2017. License and collaboration revenues relate to the Collaboration and License Agreement between the Company and BeiGene, Ltd., which became effective January 7, 2018.
Research and development expenses for the second quarter of 2018 were $23.8 million, compared to $15.0 million for the same period in 2017. Research and development expenses for the six months ended June 30, 2018 were $43.5 million compared to $29.4 million for the same period in 2017. The increase in research and development expenses for both the three and six months ended June 30, 2018 is primarily due to an increase in third party research and development expense for sitravatinib due to the continuation and expansion of ongoing clinical trials. The increase is also related to continued development of our KRAS inhibitor program for costs associated with preparing to file a planned IND application for our selected lead clinical compound, MRTX849. These increases are partially offset by a decrease in glesatinib expenses.
General and administrative expenses for the second quarter of 2018 were $4.8 million, compared to $3.7 million for the same period in 2017. General and administrative expenses for the six months ended June 30, 2018 were $10.0 million compared to $7.3 million for the same period of 2017. The increase is primarily due to an increase in share-based compensation expense due to an increase in the fair value of stock options granted during the three and six months ended June 30, 2018 compared to the same periods in 2017.
Net loss for the second quarter of 2018 was $27.9 million, or $0.94 per share basic and diluted, compared to net loss of $18.3 million, or $0.74 per share basic and diluted for the same period in 2017.

Net loss for the six months ended June 30, 2018 was $42.6 million, or $1.45 per share, compared to $36.2 million, or $1.47 per share, for the same period of 2017.

About Mirati Therapeutics
Mirati Therapeutics, Inc. is a clinical-stage oncology company developing product candidates to address the genetic, epigenetic and immunological promoters of cancer. Our precision oncology clinical programs utilize next-generation genomic testing to identify and select cancer patients who we believe would be most likely to benefit from targeted drug treatment. In immuno-oncology, we are advancing clinical programs where our product candidates have the potential to improve the immune environment of tumor cells and may enhance and expand the efficacy of existing cancer immunotherapy medicines when given in combination. Our pre-clinical programs include potentially first-in-class and best-in-class product candidates specifically designed to address mutations and tumors where few treatment options exist. We approach each of our discovery and development programs with a singular focus: to translate our deep understanding of the molecular drivers of cancer into better therapies and better outcomes for patients. For more information, visit www.mirati.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of Mirati Therapeutics, Inc. (“Mirati”) that are not historical facts may be considered "forward-looking statements," including without limitation statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," “will,” "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation potential delays in development timelines, negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Source: Mirati Therapeutics, Inc.

Media and Investor Relations Contact:
Temre Johnson
Mirati Therapeutics Inc.
Director, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and short-term investments	$260,184	$150,837
Other current assets	3,412	4,922
Total current assets	263,596	155,759

Property and equipment, net	445	525
Other long-term assets	1,146	962
Total assets	$265,187	$157,246

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$17,811	$13,644
Deferred revenue	318	—
Total current liabilities	18,129	13,644
Deferred revenue and other liabilities	714	314
Total liabilities	18,843	13,958

Stockholders' equity	246,344	143,288

Total liabilities and stockholders' equity	$265,187	$157,246

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share data, unaudited)

	Three Months Ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenues
License and collaboration revenues	$—	$—	$9,467	$—
Total Revenue	—	—	9,467	—

Expenses
Research and development	$23,829	$14,962	$43,488	$29,359
General and administrative	4,841	3,654	9,995	7,347
Total operating expenses	28,670	18,616	53,483	36,706

Loss from operations	(28,670)	(18,616)	(44,016)	(36,706)

Other income, net	801	277	1,438	521

Net loss	$(27,869)	$(18,339)	$(42,578)	$(36,185)

Unrealized gain (loss) on available-for-sale investments	154	(104)	(134)	(33)

Comprehensive loss	$(27,715)	$(18,443)	$(42,712)	$(36,218)

Basic and diluted net loss per share	$(0.94)	$(0.74)	$(1.45)	$(1.47)

Weighted average number of shares used in computing net loss per share, basic and diluted	29,758	24,950	29,303	24,669